UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2007

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices)
(212) 874-8282
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1: ASSET PURCHASE AGREEMENT
EX-10.1: LIMITED WAIVER, CONSENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

Item 2.01 Completion of Acquisition or Disposition of Assets
     On February 16, 2007, The Princeton Review, Inc. (the “Company”) completed its sale of certain assets of the Company’s Admissions Services Division to Embark Corp., a Delaware corporation (“Embark Corp”). Pursuant to an Asset Purchase Agreement, the Company sold to Embark Corp the assets related to providing electronic application and prospect management tools to schools and higher education institution customers (the “Admissions Tech Business”).
     The purchase price consisted of $7,000,000, subject to customary closing adjustments. Additionally, the Company will be entitled to an earn-out of up to an additional $1.25 million based upon certain achievements of the Admissions Tech Business in 2007.
     A copy of the Asset Purchase Agreement is filed herewith as Exhibit 2.1
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 16, 2007 (the “Effective Date”), the Company entered into a Limited Waiver, Consent and Third Amendment to Credit Agreement (the “Third Amendment”), by and among the Company, Princeton Review Operations, L.L.C., a wholly owned subsidiary of the Company (“Operations”), the lenders party thereto (the “Lenders”) and Golub Capital Incorporated (“Golub”), as Administrative Agent. The Third Amendment amended certain terms of a revolving credit facility (the “Credit Facility”) that the Company established with Golub pursuant to the Credit Agreement, dated as of April 10, 2006, by and among the Company, Operations, the Lenders and Golub, as amended on May 25, 2006, November, 2006, December 15, 2006 and February 1, 2007 (as amended, the “Credit Agreement”).
     Under prior amendments to the Credit Facility, the amount of the Credit Facility temporarily increased by $5.0 million (from an aggregate total of $10.0 million to $15.0 million) and such increased amount had to be either repaid by the Company or converted into a term loan on March 3, 2007. In lieu of this obligation to repay this amount or convert this amount into a term loan on such date, the Third Amendment requires the Company to (i) repay to Golub $3.0 million from the proceeds of the sale of the Admissions Tech Business and (ii) set the amount of the Credit Facility at $12.0 million. In addition, since the Credit Agreement prohibits certain sales of assets by the Company, Golub consented to the sale of the Admissions Tech Business in the Third Amendment and released the lien it held on the Admissions Tech Business assets.
     The term of the Credit Facility remains unchanged at five years from the date of the original Credit Agreement.
     The Third Amendment increased the annual interest rate of the Credit Facility. Outstanding amounts under the Credit Facility up to $10.0 million bear interest at rates based on either (A) 300 basis points (up from the current 195 basis points) over the greater of (x) the prime rate and (y) the Federal Funds Rate plus 50 basis points or (B) 400 basis points over the London Interbank Offered Rate (“LIBOR”) (the same rate as in the current agreement), at the Company’s election and in accordance with the terms of the Credit Agreement. Outstanding amounts under the Credit Facility in excess of $10.0 million (or the borrowing base amount, if lower) bear the following annual interest rates: Either (A) 400 basis points over the greater of (x) the prime rate and (y) the Federal Funds Rate plus 50 basis points or (B) 500 basis points over the LIBOR, at the Company’s election and in accordance with the terms of the Credit Agreement.
     The line of credit continues to be secured by a first priority lien on all of the Company’s and Operations’ assets, as well as by a pledge by the Company of its equity interests in Operations and The Princeton Review Canada, Inc. The Security Agreement and Pledge Agreement were not modified by the Third Amendment.
     The Third Amendment did not materially alter the existing covenants contained in the Credit Agreement.
     A copy of the Third Amendment is filed herewith as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
     2.1 Asset Purchase Agreement, dated as of February 16, 2007, by and among, The Princeton Review, Inc., Embark Corp. and Embark Corp.’s parent entity.
     10.1 Limited Waiver, Consent and Third Amendment to Credit Agreement, dated February 16, 2007, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 20, 2007

THE PRINCETON REVIEW, INC.
By	/s/ Stephen Melvin
Name: Stephen Melvin
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description
2.1	Asset Purchase Agreement, dated as of February 16, 2007, by and among, The Princeton Review, Inc., Embark Corp. and Embark Corp.’s parent entity.

10.1	Limited Waiver, Consent and Third Amendment to Credit Agreement, dated February 16, 2007, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.